99.1 News Release

Seasoned CEO/CFO Bruce Lancaster Joins ERF Wireless Board of Directors as New Independent Director

LEAGUE CITY, TX -- (Marketwire) -- 03/07/13 -- ERF Wireless (OTCBB: ERFB), a provider of enterprise-class wireless and broadband products and services, announced today that J. Bruce Lancaster has joined the company's Board of Directors as one of its Independent Directors. Mr. Lancaster is the former CEO, CFO and Director of OI Corporation, a Texas-based manufacturer of analytical instruments. Mr. Lancaster is an experienced change architect who specializes in implementing successful turnaround and growth strategies for companies operating in challenging and competitive markets.

According to Dr. H. Dean Cubley, CEO of ERF Wireless, "Bruce is an insightful strategist with sound financial credentials, extensive operational experience and a successful track record of working with Boards of Directors and executive teams. In addition to his SOX compliance expertise, Bruce also has excelled in writing SEC reports during his public company career. In addition to his Board participation, Bruce also qualifies as a financial expert and has agreed to serve as the Chairman of our Audit Committee. He will be an exceptional addition to the ERF Wireless Board of Directors and we are looking forward to his association with ERF Wireless Inc."

Mr. Lancaster commented, "I am very pleased to join the ERF Wireless Board and look forward to working with Dr. Cubley, as well as ERF's Board and management team."

Mr. Lancaster is a graduate of Texas A&M University, with a BBA, Accounting Emphasis, and an MBA, Accounting Emphasis. He is also a licensed CPA in Texas.

About ERF Wireless

ERF Wireless Inc. is a fully reporting public corporation located in League City, Texas, and is the parent company of Energy Broadband Inc., ERF Enterprise Network Services, ERF Wireless Bundled Services, ERF Wireless Messaging Services and ERF Network Operations. The company specializes in providing wireless and broadband product and service solutions to enterprise, commercial and residential clients on a regional, national and international basis. Its principals have been in the wireless broadband, network integration, triple-play FTTH, IPTV and content delivery business for more than 40 years. For more information, please visit our websites at http://www.erfwireless.com/ and http://www.erfwireless.net/ or call 281-538-2101. (ERFBG)

This press release contains forward-looking statements .Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.

Contact:

ERF Wireless Inc.

Clareen O'Quinn

281-538-2101 ext. 113

Email Contact: coquinn@erfwireless.com